Exhibit 99.02
FOR IMMEDIATE RELEASE

Symantec Announces CEO Transition Plan
 Following Company’s Successful Move to Focus Exclusively on Cybersecurity

Michael A. Brown to Step Down as CEO Once a Successor is Identified;
 Board Commences CEO Search Process

New Office of the President Created to Provide Continuity and Focus on Strategic Priorities

MOUNTAIN VIEW, Calif. – April 28, 2016 – Symantec Corp. (NASDAQ:SYMC) today announced that Michael A. Brown will be stepping down as President and Chief Executive Officer. Mr. Brown will continue to serve as CEO and as a director of the company until a successor has been appointed. The Symantec Board of Directors has begun the search for the Company’s next CEO.

To facilitate a continued focus on the Company’s strategic priorities throughout the CEO search and transition, the Board has created an Office of the President composed of: Ajei S. Gopal, who is joining the Company as Interim President and Chief Operating Officer; Thomas J. Seifert, Symantec’s Executive Vice President and Chief Financial Officer; and Scott C. Taylor, Symantec’s Executive Vice President, General Counsel and Secretary. The Office of the President is expected to remain in place until a new CEO has joined the Company.

On behalf of Symantec’s Board, Chairman Daniel H. Schulman said, “We thank Mike for guiding Symantec through a critical period of transition as President and CEO. Under his leadership, Symantec has successfully executed against the five priorities of its transformation, including divesting Veritas, developing a new product roadmap in enterprise security, improving our cost structure, strengthening our executive team, and continuing to return significant cash to shareholders. Given our solid financial foundation and clear path forward as the leader in cybersecurity, this is the right time to transition leadership for Symantec’s next chapter of growth. We appreciate Mike’s continued support as the Board conducts a thoughtful and comprehensive search for Symantec’s next CEO.”

Mr. Schulman added, “The formation of the Office of the President will allow Symantec’s management team to focus on product development and operational excellence while the CEO search is underway. In addition, the team will continue implementing strategic cost-efficiency measures to deliver on our goal of reducing costs by $400 million over the next two years. The Board and management team are committed to driving Symantec’s cybersecurity strategy forward and creating meaningful value for shareholders.”

Mr. Brown said, “I am extremely proud of what our team has accomplished. I look forward to supporting this transition as we continue executing on our unified security strategy, building our enterprise security sales pipeline, improving our cost structure and efficiently allocating capital.”

Mr. Gopal said, “I am excited to rejoin Symantec and look forward to bringing my technology and business experience to bear in helping Symantec improve its operations. I am especially looking forward to helping drive forward Symantec’s unified security strategy and product portfolio by leveraging my enterprise background.”

The Symantec Board has formed a Search Committee to oversee the CEO selection process with the assistance of a leading executive search firm to assist with identifying and evaluating candidates. The Search Committee is composed of three independent directors, Ken Hao, David L. Mahoney and Suzanne M. Vautrinot, with Mr. Mahoney serving as chair.

The Company’s Financial Analyst Day, which was scheduled for May 26, 2016, will be postponed and rescheduled at a later date.

In a separate press release issued today, the Company announced updated guidance for its fourth quarter of fiscal year 2016.

Conference Call

Symantec will host a conference call at 8:00 am ET / 5:00 am PT today. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay and our prepared remarks will be available on the investor relations home page shortly after the call is completed.

About Ajei S. Gopal

Ajei S. Gopal has served as an Operating Partner at Silver Lake since 2013. Previously, he served as Senior Vice President and General Manager in the IT Management Business Unit of HP Software. Before joining HP in 2011, Mr. Gopal was Executive Vice President of the Technology and Development Group at CA Technologies. Prior to that, he served as Chief Technology Officer and Executive Vice President at Symantec. Mr. Gopal also co-founded and served as Chief Executive Officer of ReefEdge Networks, a wireless LAN systems company. Earlier, he spent nine years at IBM in a variety of technology roles, including Chief Technology Officer for its Pervasive Computing Division and began his career at Bell Communications Research. Mr. Gopal is currently on the Board of Directors and a member of the audit committee for ANSYS Inc. An inventor of twenty-three U.S. patents, Mr. Gopal holds a bachelor’s degree in engineering from the Indian Institute of Technology in Bombay and a doctorate degree in computer science from Cornell University.

About Symantec

Symantec Corporation (NASDAQ: SYMC) is the global leader in cybersecurity. Operating one of the world’s largest cyber intelligence networks, we see more threats, and protect more customers from the next generation of attacks. We help companies, governments and individuals secure their most important data wherever it lives.

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Symantec, the Symantec Logo and the Checkmark logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s leadership transition plan, product roadmap, sales pipeline and business strategy, capital return program and anticipated cost reduction plans. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: the Company’s future financial performance; general economic conditions; maintaining customer and partner relationships; the competitive environment in the software industry, fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors section of our Form 10-K for the year ended April 3, 2015.

Media Contact

Symantec Corp.
Kristen Batch, 503-516-6297
kristen_batch@symantec.com

or

Investor Contact

Symantec Corp.
Jonathan Doros, 650-527-5523
jonathan_doros@symantec.com